Exhibit 99.1

BioTime Reports Second Quarter Results and Recent Corporate Accomplishments

  BioTime to receive $43 million from Juvenescence
  BioTime shareholders to receive one share of AgeX common stock for every 10 shares of BioTime common stock held
  BioTime clinical programs including OpRegen® for dry-AMD and Renevia® for volume enhancement are on track
  Conference call and webcast today at 1:30pm PT/4:30pm ET

ALAMEDA, Calif.--(BUSINESS WIRE)--August 2, 2018--BioTime, Inc. (NYSE American: BTX), a clinical-stage biotechnology company focused on degenerative diseases, today reported financial results for the second quarter ended June 30, 2018 and recent corporate accomplishments.

“BioTime’s execution in the second quarter demonstrates the strength of our strategy. Our focus on clinical progress has accelerated our product development of our core programs. With our non-core programs, we have, in fewer than two years, generated over $43.2 million in non-dilutive funding for BioTime, which will help fund our core programs, and created a valuable asset that we will be distributing to our shareholders,” said Adi Mohanty, Co-Chief Executive Officer of BioTime. “We expect this expanded relationship between AgeX and Juvenescence may lead to one of the most compelling organizations in the field of aging.”

Second Quarter Highlights and Financial Results

Corporate Highlights

  BioTime to receive $43.2 million from Juvenescence. Under the terms of the agreement, Juvenescence will purchase, in a single transaction, 14.4 million shares of AgeX Therapeutics from BioTime for $43.2 million. 50% of the purchase price will be paid to BioTime in cash and the remaining 50% will be a 2-year convertible/redeemable note with an annual interest rate of 7%, payable at maturity. If not converted into Juvenescence stock earlier upon an IPO, at maturity BioTime will have the option of receiving its payment in cash or by converting the note and accrued interest into Juvenescence stock.
  BioTime announced the distribution ratio for the upcoming distribution of AgeX. BioTime shareholders will receive one share of AgeX common stock for every 10 shares of BioTime common stock held.
  AgeX closed a $5 million equity financing, through the sale of two million AgeX common shares to Juvenescence.
  BioTime announced the submission of the draft registration statement for the proposed distribution of AgeX. The record date of July 31, 2018 for the distribution of AgeX was set by the BioTime Board of Directors.
  BioTime licensed one of its pluripotent cell lines to Goliver Therapeutics, a France-based company focused on addressing liver diseases with regenerative technologies. BioTime cell lines are thoroughly characterized and NIH-registered. They include all necessary donor history and documentation.

Clinical Progress Highlights

Renevia® (Facial Lipoatrophy)

  BioTime continued discussions with European regulatory authorities regarding Renevia’s® CE Mark in Europe. Expected Renevia® CE Mark approval remains Q4 2018.
  BioTime announced the start of an investigator-led study of Premvia™ designed and conducted by Dr. Gordon H. Sasaki. The study will focus on safety and performance of Premvia™, in combination with the patient’s own fat, for the treatment of volume augmentation in the hands. Premvia™ is a medical device that has 510(k) clearance in the U.S. for wound management. It has the same components as Renevia®, BioTime’s investigational medical device that is being developed as an alternative for fat grafting procedures.

OpRegen® (dry-AMD)

  BioTime initiated enrollment and treatment of better vision patients in the fourth cohort of the OpRegen® clinical trial. OpRegen® has generally been well tolerated with no unexpected serious adverse events noted to date. Imaging analysis from patients may suggest positive signals of structural improvement in the retina, as we have previously seen in our animal models.
  BioTime successfully transplanted OpRegen® in the final patient of the third cohort extension.
  BioTime’s subsidiary, Cell Cure Neurosciences Ltd., was awarded a new grant for 2018 of approximately $1.9 million from the Israel Innovation Authority (IIA). The grant provides funding for the continued development of OpRegen®, and to date the IIA has provided annual grants totaling over $13 million.
  BioTime further expanded the OpRegen® clinical trial in dry-AMD with the opening of two additional U.S. sites:
    Byers Eye Institute at Stanford University School of Medicine, Diana V. Do, MD, Professor of Ophthalmology.
    The Retinal Consultants Medical Group serving northern California, David Telander, MD, PhD.

Retinal Restoration

  BioTime was awarded a grant of approximately $0.7 Million from the Small Business Innovation Research (SBIR) program of the National Institutes of Health. This award constitutes the second-year funding of a $1.6 million SBIR grant to advance BioTime’s innovative, next generation retinal restoration program addressing advanced retinal diseases and injuries.

Second Quarter Financial Results

Cash Position and Marketable Securities: Cash, cash equivalents and marketable securities totaled $29.2 million as of June 30, 2018, compared to $31.4 million as of March 31, 2018.

Value of Holdings in Public Affiliates: At June 30, 2018, BioTime held common stock in publicly-traded affiliates valued at approximately $66.8 million. This amount was the market value of BioTime’s 21.7 million shares in Asterias Biotherapeutics (NYSE American: AST) and 14.7 million shares in OncoCyte (NYSE American: OCX).

Revenues: BioTime’s revenue is generated primarily from research grants, licensing fees and royalties, and subscription and advertising from the marketing of online database products. Total revenue was $2.5 million for the second quarter of 2018, compared to $0.4 million in the second quarter of 2017, an increase of $2.1 million. The increase in revenue is primarily due to $1.6 million in grant revenue generated from the Israel Innovation Authority and $0.3 million from an SBIR grant from the National Institutes of Health.

For the six months ended June 30, 2018, BioTime’s total revenues were $3.2 million compared to $0.8 million in the same period of 2017, an increase of $2.4 million. The increase in revenue was primarily due to $1.7 million in grant revenue generated from the Israel Innovation Authority and $0.6 million from an SBIR grant from the National Institutes of Health.

Operating Expenses: Total operating expenses for the second quarter of 2018 were $11.6 million, as reported, which is comprised of $9.1 million for BioTime and $2.5 million for AgeX. Total operating expenses, as adjusted, were $9.4 million, which is comprised of $7.3 million for BioTime and $2.1 million for AgeX.

The reconciliation between GAAP and non-GAAP operating expenses by entity, is provided in the financial tables included with this earnings release.

R&D Expenses: Second quarter research and development expenses were $6.4 million compared to $6.3 million for the comparable period in 2017. Research and development expense for the six months ended June 30, 2018 and 2017 were $13.1 million and $12.8 million, respectively.

G&A Expenses: Second quarter general and administrative expenses were $5.2 million compared to $4.4 million for the comparable period in 2017, an increase of $0.8 million. This increase was primarily attributable to the following: a $0.3 million increase in license and related fees for patent prosecution and patent fees, a $0.2 million increase in noncash stock-based compensation expense primarily due to new stock option grants by AgeX, a $0.3 million increase in legal and compliance fees for the planned distribution of AgeX stock to BioTime shareholders, a $0.4 million increase in consulting, personnel and related costs, and a $0.1 million increase in facilities and maintenance. These increases were offset primarily by a decrease of $0.5 million related to LifeMap Solutions which ceased operations in July 2017.

General and administrative expenses for the six months ended June 30, 2018 were $11.2 million compared to $9.5 million for the six months ended June 30, 2017, an increase of $1.6 million. This increase was primarily attributable to the following: a $0.9 million increase in legal, audit and compliance costs for the planned distribution of AgeX stock to BioTime shareholders, a $0.5 million increase in noncash stock-based compensation expense primarily due to stock option grants by AgeX, a $0.6 million increase in license and related fees for patent prosecution and patent fees, a $0.8 million increase in consulting, personnel and related costs, and $0.2 million increase in facilities and maintenance. These increases were offset by a decrease of $1.4 million in combined general and administrative expenses related to OncoCyte, which was deconsolidated in February 2017, and LifeMap Solutions, which ceased operations in July 2017.

Net Income or loss attributable to BioTime: Second quarter net loss attributable to BioTime was $4.2 million, or ($0.03) per share, compared to a net loss attributable to BioTime of $11.7 million, or ($0.11) per share, for the second quarter of 2017. Net loss attributable to BioTime for the six months ended June 30, 2018 was $67.8 million, or ($0.53) per share, compared to a net income attributable to BioTime of $37.6 million, or $0.34 per diluted share, for the six months ended June 30, 2017. Net income or loss attributable to BioTime was primarily driven by noncash gains and losses in the changes in market values of the Asterias and OncoCyte shares held by BioTime.

Conference Call and Webcast Details

BioTime will host a conference call and webcast today, August 2, 2018 at 1:30pm PT/4:30pm ET to discuss results and corporate developments. The conference call dial-in number in the U.S./Canada is 1-866-888-8633. For international participants outside the U.S./Canada, the dial-in number is 1-636-812-6629. For all callers, please refer to Conference ID number 1389978. The live webcast can be accessed on the “Events & Presentations” page of the “Investors & Media” section on the company’s website.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling toll-free from U.S./Canada: 1-855-859-2056; international callers dial 1-404-537-3406. Use the Conference ID number 1389978. Additionally, the archived webcast will be available on the “Events & Presentations” page of the “Investors & Media” section on the company’s website.

About Renevia®

Renevia® is an investigational medical device that is being developed as an alternative for whole adipose tissue transfer (fat grafting) procedures. Renevia® is part of the HyStem® hydrogel family of proprietary injectable matrices, being developed as devices for various applications and for cell and drug delivery.

About OpRegen®

OpRegen®, which is being studied for the treatment of the dry form of AMD, consists of a suspension of retinal pigment epithelial (RPE) cells that are delivered subretinally during a simple intraocular injection. RPE cells are essential components of the back lining of the retina, and function to help nourish the retina including photoreceptors. A proprietary process that drives the differentiation of human pluripotent stem cells is used to generate high purity OpRegen® RPE cells. OpRegen® RPE cells are also “xeno-free," meaning that no animal products are used at any point in the derivation and production process. The avoidance of the use of animal products eliminates some potential safety concerns. Preclinical studies in rats have shown that following a single subretinal injection of OpRegen®, the cells can rapidly organize into its natural monolayer structure in the subretinal space and survive throughout the lifetime of the animal. OpRegen® is designed to be an “off-the-shelf” allogeneic (non-patient specific) product. Unlike treatments that require multiple, frequent injections into the eye, it is expected that OpRegen® will be administered in a single procedure. OpRegen® was granted Fast Track designation from the FDA, which allows more frequent interactions with the agency, and eligibility for accelerated approval and priority review. OpRegen® is a registered trademark of Cell Cure Neurosciences Ltd., a majority-owned subsidiary of BioTime, Inc.

Premvia™ Important Information

Approved Uses

  Premvia™ is indicated for the management of wounds including: partial-thickness, full-thickness, tunneling wounds, pressure ulcers, venous ulcers, diabetic ulcers, chronic vascular ulcers, donor skin graft sites, post-Moh’s surgery, post-laser surgery, podiatric wounds, wound dehiscence, abrasions, lacerations, second degree burns, skin tears, and draining wounds.

Contraindications

  Premvia™ is contraindicated for patients with severe allergies, indicated by a history of anaphylaxis or presence of multiple severe allergies.
  Premvia™ is specifically contraindicated for patients with known allergies to products containing either hyaluronan or collagen derivatives.
  Premvia™ is not indicated for use in third degree burns.

Important Safety Information

  Complications that may arise from wound management products may include: infection, chronic inflammation, allergic reaction, excessive redness, pain, or swelling. If any of these complications are present, product should be removed from the wound area.
  Federal law restricts this device to sale by or on the order of a physician or practitioner.
  Only the vial contents are sterile – outside of vials are not sterile.
  Do not add additional components or additives to Premvia™.

About BioTime, Inc.

BioTime is a clinical-stage biotechnology company focused on degenerative diseases. Its clinical programs are based on two platform technologies: cell replacement and cell/drug delivery. With its cell replacement platform, BioTime is producing new cells and tissues with its proprietary pluripotent cell technologies. These cells and tissues are developed to replace those that are either rendered dysfunctional or lost due to degenerative diseases or injuries. BioTime’s cell/drug delivery programs are based upon its proprietary HyStem® cell and drug delivery matrix technology. HyStem® was designed, in part, to provide for the transfer, retention and/or engraftment of cellular replacement therapies. BioTime’s lead cell delivery clinical program is Renevia®, which consists of HyStem® combined with the patient's own adipose (fat) progenitor cells. Renevia® met its primary endpoint in an EU pivotal clinical trial for the treatment of facial lipoatrophy in HIV patients in 2017. BioTime has submitted Renevia® for CE Mark approval in the EU. There were no device related serious adverse events reported to date. BioTime’s lead cell replacement product candidate is OpRegen®, a retinal pigment epithelium transplant therapy, which is in a Phase I/IIa multicenter clinical trial for the treatment of dry age-related macular degeneration, the leading cause of blindness in the developed world. There have been no unexpected serious adverse events reported to date. BioTime also has significant equity holdings in two publicly traded companies, Asterias Biotherapeutics, Inc. (NYSE American: AST) and OncoCyte Corporation (NYSE American: OCX), and a private company, AgeX Therapeutics, Inc.

BioTime common stock is traded on the NYSE American and TASE under the symbol BTX. For more information, please visit www.biotime.com or connect with the company on Twitter, LinkedIn, Facebook and YouTube.

To receive ongoing BioTime corporate communications, please click on the following link to join the Company’s email alert list: BioTime Email Alerts.

About AgeX Therapeutics

AgeX Therapeutics, Inc., a subsidiary of BioTime, Inc. (NYSE American: BTX), is a biotechnology company focused on the development of novel therapeutics for age-related degenerative disease. The company’s mission is to apply the proprietary technology platform related to telomerase-mediated cell immortality and regenerative biology to address a broad range of diseases of aging. The products under development include two cell-based therapies derived from telomerase-positive pluripotent stem cells and two product candidates derived from the company’s proprietary induced Tissue Regeneration (iTR™) technology. AGEX-BAT1 and AGEX-VASC1 are cell-based therapies in the preclinical stage of development comprised of young regenerative cells formulated in the company’s proprietary HyStem® matrix designed to correct metabolic imbalances in aging and to restore vascular support in ischemic tissues respectively. AGEX-iTR1547 is a drug-based formulation in preclinical development intended to restore regenerative potential in a wide array of aged tissues afflicted with degenerative disease using the company’s proprietary iTR technology. Renelon™ is a first-generation iTR product designed to promote scarless tissue repair which the Company plans to initially develop as a topically-administered device for commercial development through a 510(k) application. In addition to the product candidates in early development, the company, through its LifeMap subsidiary, currently markets genomic interpretation algorithms. In addition, the company, through its ESI BIO division, markets Cytiva®, comprised of PSC-derived heart muscle cells used in screening drugs for efficacy and safety.

For more information, please visit www.agexinc.com or connect with the company on Twitter or Facebook.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Investors are cautioned that statements in this press release regarding: (a) any value to BioTime shareholders of the AgeX common stock; (b) BioTime's plans or expectations for the distribution; and (c) potential listing of AgeX common stock on NYSE American, constitute forward-looking statements. Forward-looking statements involve risks and uncertainties. These risks and uncertainties, include, without limitation: (i) the possibility that BioTime shareholders may realize little or no value from the AgeX common stock; (ii) the potential inability of BioTime to complete distribution in a timely manner or at all, including as a result of the failure of BioTime and/or AgeX to obtain or maintain required federal and state registrations and qualifications necessary to enable the distribution, and related transactions; (iii) the possibility of litigation that could arise as a result of or in connection with the distribution and related transactions; and (iv) that there is no existing public market for AgeX common stock, nor may a public market for such securities ever develop. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime, Inc. and its subsidiaries, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of BioTime’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. BioTime specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30,
	2018	December 31,
	(Unaudited)	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,207	$36,838
Marketable equity securities	1,948	1,337
Trade accounts and other receivables, net	1,693	780
Receivable from affiliates, net	2,076	2,266
Prepaid expenses and other current assets	1,571	1,402
Total current assets	34,495	42,623

Property, plant and equipment, net	5,014	5,533
Deposits and other long-term assets	229	1,018
Equity method investment in OncoCyte, at fair value	37,419	68,235
Equity method investment in Asterias, at fair value	29,359	48,932
Intangible assets, net	5,735	6,900
TOTAL ASSETS	$112,251	$173,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$5,028	$5,718
Capital lease and lease liabilities, current portion	225	212
Promissory notes, current portion	120	152
Deferred license and subscription revenues	367	488
Deferred grant revenues	103	309
Total current liabilities	5,843	6,879

LONG-TERM LIABILITIES
Deferred rent liabilities, net of current portion	189	105
Lease liability, net of current portion	915	1,019
Capital lease, net of current portion	116	132
Promissory notes, net of current portion	-	18
Liability classified warrants and other long-term liabilities	437	825
TOTAL LIABILITIES	7,500	8,978

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred shares, no par value, authorized 2,000 shares; none issued and outstanding as of June 30, 2018 and December 31, 2017	-	-
Common shares, no par value, 250,000 shares authorized; 126,873 shares issued and outstanding as of June 30, 2018 and 126,866 shares issued and outstanding as of December 31, 2017	383,529	378,487
Accumulated other comprehensive income	1,082	451
Accumulated deficit	(283,630)	(216,297)
BioTime, Inc. shareholders’ equity	100,981	162,641
Noncontrolling interest	3,770	1,622
Total shareholders’ equity	104,751	164,263
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$112,251	$173,241

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
REVENUES:
Grant revenue	$1,941	$-	$2,266	$11
Royalties from product sales and license fees	91	81	227	191
Subscription and advertisement revenues	333	300	572	564
Sale of research products and services	182	-	182	5
Total revenues	2,547	381	3,247	771

Cost of sales	(106)	(5)	(215)	(62)

Gross Profit	2,441	376	3,032	709

OPERATING EXPENSES:
Research and development	(6,358)	(6,271)	(12,293)	(12,765)
Acquired in-process research and development	-	-	(800)	-
General and administrative	(5,227)	(4,423)	(11,163)	(9,524)
Total operating expenses	(11,585)	(10,694)	(24,256)	(22,289)
Gain on sale of assets	-	1,754	-	1,754
Loss from operations	(9,144)	(8,564)	(21,224)	(19,826)
OTHER INCOME/(EXPENSES):
Interest income (expense), net	52	(413)	105	(719)
Gain on sale of equity method investment in Ascendance	-	-	3,215	-
Gain on deconsolidation of OncoCyte	-	-	-	71,697
Gain (loss) on equity method investment in OncoCyte at fair value	6,603	(11,006)	(30,816)	5,136
Gain (loss) on equity method investment in Asterias at fair value	(2,175)	3,262	(19,573)	(22,835)
Unrealized gain on marketable equity securities	397	-	612	-
Other income (expense), net	(379)	617	(663)	1,344
Total other income (expense), net	4,498	(7,540)	(47,120)	54,623
INCOME (LOSS) BEFORE INCOME TAXES	(4,646)	(16,104)	(68,344)	34,797

Deferred income tax benefit	-	3,877	-	-

NET INCOME (LOSS)	(4,646)	(12,227)	(68,344)	34,797

Net loss attributable to noncontrolling interest	431	576	581	2,840

NET INCOME (LOSS) ATTRIBUTABLE TO BIOTIME, INC.	$(4,215)	$(11,651)	$(67,763)	$37,637

NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$(0.03)	$(0.11)	$(0.53)	$0.35
DILUTED	$(0.03)	$(0.11)	$(0.53)	$0.34

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
BASIC	126,873	110,874	126,871	108,804
DILUTED	126,873	110,874	126,871	109,296

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Six Months Ended
	June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) attributable to BioTime, Inc.	$(67,763)	$37,637
Net loss allocable to noncontrolling interest	(581)	(2,840)
Adjustments to reconcile net income (loss) attributable to BioTime, Inc. to net cash used in operating activities:
Gain on deconsolidation of OncoCyte	-	(71,697)
Gain on sale of equity method investment in Ascendance	(3,215)	-
Acquired in-process research and development	800	-
Unrealized (gain) loss in equity investment in OncoCyte at fair value	30,816	(5,136)
Unrealized loss on equity method investment in Asterias at fair value	19,573	22,835
Unrealized gain on marketable equity securities	(612)	-
Depreciation expense, including amortization of leasehold improvements	560	421
Amortization of intangible assets	1,164	1,184
Stock-based compensation	2,087	1,930
Change in fair value of warrant liability	(351)	-
Amortization of discount on related party convertible debt	-	640
Foreign currency remeasurement and other (gain) loss	1,137	(1,814)
Gain on sale of assets	-	(1,754)
Changes in operating assets and liabilities:
Accounts and grants receivable, net	(868)	299
Receivables from affiliates, net of payables	180	332
Prepaid expenses and other current assets	(259)	105
Accounts payable and accrued liabilities	(336)	841
Other liabilities	(70)	(144)
Net cash used in operating activities	(17,738)	(17,161)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deconsolidation of cash and cash equivalents of OncoCyte	-	(8,898)
Proceeds from the sale of equity method investment in Ascendance	3,215	-
Purchase of in-process research and development	(800)	-
Purchase of equipment and other assets	(237)	(474)
Security deposit and other	(8)	(12)
Net cash provided by (used in) investing activities	2,170	(9,384)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	-	20,125
Fees paid on sale of common shares	-	(1,669)
Proceeds deposited in escrow account	-	5,100
Proceeds from exercises of stock options	-	29
Common shares received and retired for employee taxes paid	(13)	(31)
Proceeds from sale of common shares of subsidiary	5,000	-
Proceeds from sale of subsidiary warrants	737	-
Repayment of lease liability and capital lease obligation	(151)	(31)
Reimbursement from landlord on construction in progress	-	198
Proceeds from issuance of related party convertible debt	-	299
Payment to repurchase subsidiary shares	(38)	-
Net cash provided by financing activities	5,535	24,020

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(21)	87

NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(10,054)	(2,438)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
At beginning of the period	37,685	22,935
At end of the period	$27,631	$20,497

Non-GAAP Financial Measures

This press release includes operating expenses prepared in accordance with accounting principles generally accepted in the United States (GAAP) and, includes operating expenses, by entity, prepared in accordance with GAAP. This press release also includes certain historical non-GAAP operating expenses and non-GAAP operating expenses, by entity. In particular, BioTime has provided both (a) non-GAAP total operating expenses, adjusted to exclude noncash stock-based and other compensation, depreciation and amortization expense, and acquired in-process research and development expense, a nonrecurring item, and (b) non-GAAP operating expenses, by entity, to exclude those same charges by the respective entities for consistency. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP. However, BioTime believes the presentation of non-GAAP total operating expenses and non-GAAP operating expenses, by entity, when viewed in conjunction with our GAAP total operating expenses, and GAAP operating expenses by entity, respectively, is helpful in understanding BioTime’s ongoing operating expenses and its programs within various entities, including BioTime’s programs in clinical development.

Furthermore, management uses these non-GAAP financial measures in the aggregate and on an entity basis to establish budgets and operational goals, to manage BioTime’s business and to evaluate its performance and its programs in clinical development.

BIOTIME, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ADJUSTED OPERATING EXPENSES

	Amounts In Thousands
	For the Three Months Ended June 30, 2018 (unaudited)	For the Six Months Ended June 30, 2018 (unaudited)
GAAP Operating Expenses - as reported	$11,585	$24,256
Stock-based and other noncash compensation expense (1)	(1,268)	(2,587)
Depreciation and amortization expense (1)	(861)	(1,734)
Acquired in-process research and development expense (2)	-	(800)
Non-GAAP Operating Expenses, as adjusted	$9,456	$19,135

GAAP Operating Expenses - by entity
BioTime and subsidiaries other than AgeX Therapeutics, Inc.	$9,131	$18,121
AgeX Therapeutics, Inc. and subsidiaries	2,454	6,135

GAAP Operating Expenses - by entity	$11,585	$24,256

Non-GAAP Operating Expenses - as adjusted, by entity
BioTime and subsidiaries other than AgeX Therapeutics, Inc. (3)	$7,323	$14,518
AgeX Therapeutics, Inc. and subsidiaries (4)	2,133	4,617

Non-GAAP Operating Expenses - as adjusted, by entity	$9,456	$19,135
(1)	Noncash charges
(2)	AgeX acquired certain in-process research and development as part of an asset acquisition from Ascendance, considered to be a nonrecurring item.
(3)	BioTime, Inc. includes Cell Cure Neurosciences Ltd., ES Cell International Pte. Ltd. and OrthoCyte Corporation. For the three and six months ended June 30, 2018, the GAAP and non-GAAP operating expenses do not include grant revenues of $1.9 million and $2.3 million, respectively, as grants are revenues for the Company.
(4)	AgeX Therapeutics, Inc. includes LifeMap Sciences Inc., LifeMap Sciences Ltd., and ReCyte Therapeutics, Inc.

CONTACT:
Investor and Media Contact:
BioTime
David Nakasone, 510-871-4188
Dnakasone@biotime.com